Exhibit 10.34

CREDIT AGREEMENT

between

Schaublin SA

(hereinafter referred to as «Borrower» or «Schaublin»),

and

CREDIT SUISSE

(hereinafter referred to as the «Bank» or the «Lender»)

December 8, 2003

TABLE OF CONTENTS

1. FACILITY

1.1.	TYPE OF CREDIT FACILITIES
1.2.	AMOUNTS AND COMMITMENTS
1.3.	AVAILABILITY
1.4.	PURPOSE
1.5.	COMMITMENT PERIODS
1.6.	DRAWDOWN
1.7.	COLLATERAL/SECURITY

2. ADVANCES

2.1.	UTILIZATION
2.2.	NOTICE TO THE BANK
2.3.	MAXIMUM NUMBER OF ADVANCES
2.4.	MAXIMUM OUTSTANDING

3. INTEREST AND COMMISSIONS

3.1.	PAYMENT
3.2.	RATE AND CALCULATION ADVANCES
3.3.	MARGIN
3.4.	RATE AND CALCULATION CURRENT ACCOUNT
3.5.	COMMISSION
3.6.	DEFAULT RATE

4. REPAYMENT, REDUCTION & CANCELLATION

4.1.	REPAYMENT
4.2.	CANCELLATION OF AMOUNTS AVAILABLE
4.3.	REDUCTION
4.4.	FINAL REPAYMENT
4.5.	CANCELLATION
4.6.	PREPAYMENT AND CANCELLATION

5. PAYMENT AND TAXES

5.1.	MANNER OF PAYMENT
5.2.	TAXATION OF THE BANK, ETC.
5.3.	BUSINESS DAYS
5.4.	PARTIAL PAYMENT

6. CHANGES IN CIRCUMSTANCES

6.1.	INCREASED COSTS
6.2.	ESCAPE CLAUSE
6.3.	RESTRICTION CLAUSE
6.4.	ILLEGALITY

7. UNDERTAKINGS, COVENANTS ETC.

7.1.	GENERAL UNDERTAKINGS
7.2.	REPRESENTATIONS AND WARRANTIES
7.3.	SPECIFIC UNDERTAKINGS
7.4.	FINANCIAL COVENANTS
7.5.	OTHER COVENANTS

8. SHAREHOLDER LOAN

9. EVENTS OF DEFAULT

9.1.	EVENTS
9.2.	CONSEQUENCES

10. SET-OFF

10.1.	SET-OFF
10.2.	CURRENCY CONVERSION

11. INDEMNITIES

11.1.	GENERAL INDEMNITY
11.2.	CURRENCY INDEMNITY

12. FEES AND EXPENSES

12.1.	STRUCTURING FEE
12.2.	EXPENSES
12.3.	VALUE ADDED TAX

13. ASSIGNMENT, TRANSFER AND LENDING OFFICES

13.1.	NO ASSIGNMENT BY THE BORROWER
13.2.	ASSIGNMENT AND TRANSFER BY THE BANK

14. NOTIFICATION

14.1.	BY THE BANK
14.2.	BY THE BORROWER
14.3.	OBJECTIONS

15. GOVERNING LAW AND JURISDICTION

16. MISCELLANEOUS

16.1.	CONFIDENTIALITY
16.2.	NO WAIVER
16.3.	SEVERABILITY
16.4.	INTERPRETATION
16.5.	ORIGINALS

SPECIAL DEED OF PLEDGE

ANNEX A	CONDITIONS PRECEDENT
ANNEX B	FIXED TERM ADVANCE REQUEST
ANNEX C	COMPLIANCE CERTIFICATE
ANNEX D	GENERAL CONDITIONS
ANNEX E	FORM “SPECIAL DEED OF PLEDGE”

Whereas the Borrower has requested the Bank for credit facilities (hereafter referred to as «Facilities»); and

whereas the Bank is prepared to grant such Facilities to the Borrower under certain terms and conditions, therefore the parties agree as follows:

1.     FACILITY

1.1.         TYPE OF CREDIT FACILITIES

The Bank has agreed to make the following credit facilities (the «Facilities») available to the Borrower on the terms of this Agreement up to the maximum amount specified under Clause 1.2..

1.2.         AMOUNTS AND COMMITMENTS

The Bank has agreed to make available to the Borrower credit facilities (“Facilities”) in an aggregate amount not to exceed CHF 12,000,000.00 (Swiss Francs twelve million and o/oo), divided in two sub-facilities as defined hereafter:

Facility A:	CHF 10,000,000.00 (Swiss Francs ten million and o/oo)

Facility B:	CHF 2,000,000.00 (Swiss Francs two million and o/oo)

1.3.         AVAILABILITY

During the Commitment Periods, the Borrower may borrow under the Facilities once the Lender has received and is satisfied with any and all items listed in the Annex A hereto.

1.4.         PURPOSE

The Facilities are available for the following:

Facility A:

CHF 10,000,000.00 (Swiss francs ten million and o/oo) to refinance existing shareholder loans from Schaublin Holding SA. Facility A is a result of the acquisition of the borrower by RBC and the acquisition of myonic SAS, Les Utils (F), subsequently renamed RBC France SAS (“RBCF”).

Facility B:	CHF 2,000,000.00 (Swiss francs two million and o/oo) to finance general working capital and corporate purposes of Schaublin SA.

1.5.         COMMITMENT PERIODS

The Facilities expiry dates will be the Final Repayment Dates (termination dates) specified in Clause 4.4..

1.6.         DRAWDOWN

Shall be carried out by notification to the Bank by the Borrower pursuant to Clause 2.2.. The Bank may, but is not obliged to accept simplified drawdown procedures for Facility B, i.e. Fixed Term Advance Requests in a different form than specified under Annex B.

1.7.         COLLATERAL/SECURITY

Facility A & B:

The following collateral/security shall be pledged and assigned to the Bank in order to secure Facility A until all liabilities under Facility A have been discharged and no commitment under Facility A is outstanding:

According to separate form “Special Deed of Pledge”, Schaublin Holding SA will pledge and assign to the Bank 99.4% (1366 shares) of the present and future share capital of Schaublin. Schaublin Holding SA is a wholly-owned (100.0% of share capital) subsidiary of RBC.

The pledged shares have to be transferred to and deposited with the Bank. In addition, Schaublin will provide the Bank with a resolution of the Board of Directors to accept any inscription of a shareholder, without any restriction, as designated by the Bank. This last requirement does not apply to the qualification shares (“Qualifikationsaktien”).

2.     ADVANCES

2.1.         UTILIZATION

The Facilities shall be available:

Facility A:

in the form of fixed term advances (hereafter collectively referred to as «Advances» and individually «Advance») for periods of one month up to twelve months, not to exceed the Final Repayment Date A. Facility A may be drawn in minimum amounts of CHF 500,000.00. The Bank may from time to time grant exceptions to the periods of availability upon the Borrower’s request;

Facility B:

in the form of fixed term advances (hereafter collectively referred to as «Advances» and individually «Advance») for periods of one month up to twelve months, not to exceed the Final Repayment Date B. Facility B may be drawn in minimum amounts of CHF 250,000.00 or their equivalent U.S. Dollars, Euros or Yen; and

in the form of current account(s) and/or in the form of bank guarantees, performance bonds, letters of credit and currency transactions.

The interest rate shall be determined separately for each Advance.

2.2.         NOTICE TO THE BANK

The Bank’s decision to make an Advance shall further be subject to the condition precedent that the Bank shall have received a Fixed Term Advance Request, as defined in Annex B, at the latest by 12.00 a.m. Delémont time, three Business Days prior to the date of such borrowing, specifying (i) the currency, (ii) the term of the Advance, and (iii) unless previously supplied, details of an account to which the Borrower wishes the payments in the currency specified to be made. «Business Day» means a day on which the banks are open in Delémont.

2.3.         MAXIMUM NUMBER OF ADVANCES

Under Facility A no more than 10 Advances altogether may be outstanding.

2.4.         MAXIMUM OUTSTANDING

The aggregate amount of the Advances requested and drawn by the Borrower under Facility A may not exceed the amount determined by the Bank for Facility A, respectively, as specified in clause 1.2. above.

The aggregate amount of the Advances requested and drawn by the Borrower under Facility B, plus the aggregate outstanding under current account(s), bank guarantees, performance bonds and letters of credit under Facility B, as available, may not exceed the maximum amount determined by the Bank for Facility B as specified in clause 1.2. above.

3.     INTEREST AND COMMISSIONS

3.1.         PAYMENT

The Borrower shall pay interest accrued on each Advance in accordance with the provisions of Clause 3.2., Clause 3.3. and Clause 3.6..

The Borrower shall pay interest for current account(s) under Facility B in accordance with the provisions of Clause 3.4. and Clause 3.6.. In addition, Schaublin shall pay a Commission on the outstanding amount of each guarantee, performance bond and letter of credit issued under Facility B in accordance with the provisions of Clause 3.5. and Clause 3.6..

3.2.         RATE AND CALCULATION ADVANCES

The interest rate applicable, per annum, to each Advance under the Facilities will be the London Interbank Offered Rate («LIBOR»), for the relevant term and currency, plus a Margin as defined in Clause 3.3..

«LIBOR» is defined, in respect of any Advance or unpaid sum, as the annual percentage rate displayed on Telerate page 3750 or 3740 at or about 11 a.m. (London time) two Business Days prior to any drawdown or renewal of such Advances, or, if unavailable, the rate determined by the Bank to be the rate which would have been offered to the Bank by prime banks in the London interbank market on the quotation date for deposits of a comparable amount to that Advance or other sum, in the same currency and for a period comparable to its term, rounded to the next 1/16 of a percent. Any and all interest and fees shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days. For any Advance with a maturity in excess of twelve months, LIBOR shall be replaced by the Swap Rate. The «Swap Rate» is defined, in respect of any Advance or unpaid sum, as the annual percentage rate determined by the Bank on the date such term starts to be the rate which would have been offered to the Bank by prime banks on the quotation date for deposits of a comparable amount to that Advance or other sum, in the same currency and for a period comparable to its term.

For Advances with a maturity of up to six months, the Borrower shall pay interest accrued on each Advance on the date of maturity of such Advance. For Advances with a maturity in excess of six months, the Borrower shall pay interest at the end of each calendar quarter and on the date of maturity of such Advance.

3.3.         MARGIN

Facility A:             The applicable interest Margin on Advances drawn under Facility A depends on the Debt Capacity Ratio.

The «Debt Capacity Ratio” is defined as senior bank debt divided by earnings before interests, taxes, depreciation and amortization («EBITDA») and is calculated on a consolidated basis, i.e. for Schaublin and all its subsidiaries. In the context of «Debt Capacity Ratio” the Senior Bank Debt is being defined as the amount due to the Bank as of the end of the measuring period, after giving effect to the principal payment due on such date.

Until receipt of the annual audited consolidated accounts of Schaublin as of March 31, 2004, the applicable interest margin shall be 2.25%. Thereafter, the applicable interest Margin shall be adjusted for all drawings on an annual basis as of July 1 of the respective year, based upon the annual audited consolidated accounts of Schaublin, according to the following pricing grid:

Debt Capacity Ratio:	Margin:

> 2.75x	4.50%

> 2.50x and < 2.75x	2.50%

> 2.25x and < 2.50x	2.25%

> 1.75x and < 2.25x	2.00%

> 1.25x and < l.75x	1.75%

> 1.00x and < 1.25x	1.50%

< 1.00x	1.25%

3.4.         RATE AND CALCULATION CURRENT ACCOUNT

Schaublin shall pay to the Bank at the end of each calendar quarter and pro rata on the Final Repayment Date interest on the amount outstanding on current account(s) under Facility B, increased by a quarterly utilization fee of 0.25%, calculated on the highest used amount during that period. For utilizations in Swiss Francs, the current account interest rate shall be 5.55% per annum. For utilizations in other currencies, the respective interest rate offered by the bank will be applied.

The Bank has the right to adjust the current account interest rate at any time according to prevailing market conditions and according to the financial performance of the Borrower and/or the assigned credit rating of the Borrower by the Bank, without notice period and at its sole discretion. Such change shall only occur in case the Bank changes the rate on current account credit limits applicable to borrowers similarily situated to the Borrower or if the Bank adapts its internal rating.

3.5.         COMMISSION

At the end of each calendar quarter and pro rata on the Final Repayment Date, Schaublin shall pay to the Bank a Commission at a rate equal to the applicable Margin per annum of Facility B on the outstanding amount of each guarantee, performance bond and letter of credit issued under Facility B, whereby the Commission shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

3.6.         DEFAULT RATE

If a Default, as defined in clause 9.1., has occurred and as long as such a Default lasts, the applicable interest rate on Advances and on current account(s), as well as the applicable Commission on the outstanding amount of each guarantee, performance bond and letter of credit issued under Facility B, will be increased by 2.00% per annum.

4.     REPAYMENT, REDUCTION & CANCELLATION

4.1.         REPAYMENT

The Borrower shall repay each Advance, in the same currency as the one in which the Advance was disbursed and on the account to be designated by the Bank, from time to time, on its maturity date, together with the interest accrued thereon.

4.2.         CANCELLATION OF AMOUNTS AVAILABLE

Any amount not drawn under Facility A (the unused portion) 45 days after the signing of this Agreement will be deemed to be cancelled. Any amount so cancelled shall permanently reduce the amount available under Facility A.

4.3.         REDUCTION

The following reductions of Facility A are mandatory and such reductions shall permanently reduce the amount available under Facility A.

Date:	Reduction in CHF:

March 31, 2004	500,000.00

September 30, 2004	1,000,000.00

March 31, 2005	1,000,000.00

September 30, 2005	1,250,000.00

March 31, 2006	1,250,000.00

September 30, 2006	1,000,000.00

March 31, 2007	1,000,000.00

September 30, 2007	1,000,000.00

March 31, 2008	750,000.00

September 30, 2008	750,000.00

March 31, 2009	500,000.00

4.4.         FINAL REPAYMENT

Facility A:

Schaublin shall repay in full all Advances (principal and accrued interest including fees and similar expenses or remuneration) under Facility A on March 31, 2009 (“Final Repayment Date A”), if a Business Day as defined under 2.2., otherwise according to clause 5.3.. The Bank’s commitment for Facility A shall automatically terminate on the close of business of the Final Repayment Date A. Schaublin may not borrow any Advance should the last day of its term fall after that date.

Facility B:

Schaublin shall repay in full all amounts outstanding under current accounts (principal and accrued interest including fees and similar expenses or remuneration) under Facility B on March 31, 2009 (“Final Repayment Date B”), if a Business Day as defined under 2.2., otherwise according to clause 5.3.. The Bank’s commitment for Facility B shall automatically terminate on the close of business of the Final Repayment Date B. Schaublin may not borrow any Advance should the last day of its term fall after that date. Any guarantee, performance bond and letter of credit issued under this Agreement and outstanding on the Final Repayment Date B shall be cash collateralized as of the Final Repayment Date B.

4.5.         CANCELLATION

Facility A:

On the giving of thirty days prior written notice to the Bank, Cancellation of Facility A will be permitted in minimum amounts of CHF 500,000.00 and integral multiples thereof. Any amount so cancelled shall permanently reduce the amount available under Facility A. Any notice of intended Cancellation shall be irrevocable.

Facility B:

Facility B and current accounts can be cancelled mutually at any time with immediate effect. Advances already granted under Facility B and any guarantee, performance bond and letter of credit issued under Facility B will remain unaffected by a Cancellation of Facility B until their maturity as restricted under Clause 2.1. and 4.4.. Furthermore, the Cancellation of an Advance or a current account granted under Facility B will not automatically result in the termination of Facility B as a whole. Any notice of intended Cancellation shall be irrevocable.

4.6.         PREPAYMENT AND CANCELLATION

If the Borrower is required to make any payment to the Bank under Clause 5.2. (Taxation of the Bank, etc.) or under Clause 6. (Changes in Circumstances), it may prepay all or any one of the Advances to which the provisions of these clauses apply by giving the Bank an irrevocable notice of prepayment and cancellation and the Borrower will prepay the Advances ten (10) Business Days after such notice is given. The unused portion of the commitment will be deemed to be cancelled on the date of receipt of such notice by the Bank.

The outstanding amounts shall be repaid without penalty, subject to payment to the Bank of the difference, if negative, if any, of:

(a)           the amount of interest which the Bank is able to obtain by placing an amount equal to the amount prepaid on deposit with prime banks in the relevant interbank market for the remainder of relevant interest period, as soon as reasonably practicable after receipt thereof from the Borrower, less

(b)           the amount of interest which would otherwise be payable to the Bank on the relevant amount received for the remainder of the relevant interest period (less the margin).

The certificate of the Bank setting out the amount shall, in the absence of a manifest error, be prima facie evidence thereof.

5.     PAYMENT AND TAXES

5.1.         MANNER OF PAYMENT

Each payment to be made by the Borrower must be:

(a)           remitted to any account which the Bank specifies;

(b)           made for value on the due date, in the currency in which it is stated to be payable;

(c)           freely disposable outside of bilateral or multilateral payment agreements which may exist at the time of payment, free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges, now or hereafter imposed by or on behalf of any taxing authority.

If deduction of any such taxes shall at any time during the continuance of the Facilities be required by or under the authority of any government, the Borrower shall pay such amount in respect of principal and interest as may be necessary in order that the amounts effectively received by the Bank after such deduction shall be equal to the respective amount of principal and interest which would have been paid to the Bank if no such deduction had been made.

5.2.         TAXATION OF THE BANK, ETC.

If the Bank is required to make any payment on account of tax (other than tax imposed on the net income of its lending office by the jurisdiction in which it is incorporated or in which its lending office is located) in respect of any sum received or receivable by it under this Agreement, or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, the Borrower shall on the Bank’s demand, pay the Bank an amount equal to the amount which the Bank is required to pay, together with any interest, penalties and expenses payable or incurred in connection with it.

5.3.         BUSINESS DAYS

If any payment under this Agreement becomes due on a day which is not a Business Day, the due date for that payment will be extended to the next day which is a Business Day, unless such Business Day shall fall in the following calendar month, in which event the due date will be the immediately preceding Business Day.

5.4.         PARTIAL PAYMENT

If at any time the Bank receives a smaller payment than the amount of any payment due, it may apply the amount effectively received in or towards discharge of the Borrower’s liabilities in any order selected by the Bank under the respective Facility for which the payment has been made.

6.     CHANGES IN CIRCUMSTANCES

6.1.         INCREASED COSTS

If the result of any change in any law, regulation or official directive (whether or not having the force of law), or in the interpretation or application thereof, or compliance by the Bank with any request or directive of any applicable monetary or fiscal agent or authority or banking authority (whether or not having the force of law) is to increase the cost (including an increase of costs resulting from an adverse change in the calculation basis of the Bank’s own fund requirements) of the Bank of maintaining or funding any Advance or is to reduce the amount of principal or interest receivable, then upon demand by the Bank, the Borrower shall pay to the Bank such amount as shall compensate the Bank for such additional cost or reduction.

6.2.         ESCAPE CLAUSE

In case the Bank should not be able to grant or renew Advances in the currency requested by the Borrower owing to any present or future currency restrictions or similar circumstances (i.e. initiated by Central Banks, Governments or any other public authority or body) the Bank reserves the right to advance another freely available currency at that date. The Bank’s opinion as to whether a currency is available or not shall be conclusive and binding on the Borrower, except in case of manifest error.

6.3.         RESTRICTION CLAUSE

Should the Swiss National Bank or any other government body or authority impose restrictions of any kind or nature on the Bank affecting the Facilities, the Bank shall have the right to request that the conditions of the present Facilities be renegotiated by sending without delay written notice to the Borrower.

Should no consent be reached following a negotiation period of thirty (30) days, the Borrower and the Bank shall have the right to cancel the Facilities with immediate effect and without having to pay any penalty, whereby any and all amounts owed by the Borrower to the Bank shall immediately become due for repayment.

6.4.         ILLEGALITY

The Bank will notify the Borrower if it reasonably believes that it is, or will be, acting illegally or contrary to any applicable rules and regulations in relation to the Facilities («Notice of Illegality”), specifying the reason therefore. The Bank shall thereupon use its best efforts to transfer and/or assign its rights under these Facilities to another bank not affected by such illegality or violation of rules and regulations. If the Bank notifies the Borrower in writing within twenty (20) Business Days after dispatching a copy of the aforementioned Notice of Illegality to the Borrower, the commitment of the Bank under this Agreement will thereupon terminate. For the transfer and/or the assignment of the Bank’s rights and/or obligations and to prepare such a transfer or assignment of the bank’s rights and/or obligations, the Borrower releases the Bank from the obligation to observe banking secrecy. If the Bank so requires, the Borrower will prepay any Advance which is affected by any such illegality or violation on the date specified by the Lender in the notice.

7.     UNDERTAKINGS, COVENANTS ETC.

7.1.         GENERAL UNDERTAKINGS

The Borrower agrees that until all of its liabilities under this Agreement have been discharged and as long as any commitment is outstanding:

(a)           Default: the Borrower shall notify the Bank immediately if any Event of Default or any potential Event of Default occurs or may reasonably be expected to occur;

(b)           Information: the Borrower shall inform the Bank without delay of any event which is appropriate to materially adversely affect the credit quality of the Facilities, such as major disposals of assets or acquisitions. It will supply the Bank with any information regarding the Borrower and any of its subsidiaries and their financial affairs and those of any of their subsidiaries which the Bank may request.

(c)           Pari Passu: it will ensure that its liabilities under this Agreement will rank at least equally with any and all other present and future liabilities of the Borrower and/or its subsidiaries other than those which are mandatorily privileged by law;

(d)           Negative Undertakings: in case the Borrower wants to untertake one of the following actions under (i) to (vii), it will provide the Bank in advance with detailed information. Should the Bank acting reasonably conclude that such undertaking represents a Material Adverse Change, such undertaking would constitute an Event of Default according to Clause 9.1 (i).

(i)            Negative Pledge: create any encumbrance or permit any encumbrance to exist over all or any of its assets or revenues or of the assets or revenues of all or any of its subsidiaries, other than liens to secure equipment financing or future permitted loans; or

(ii)           Guarantees: give any guarantee, indemnity or other security in connection with any other liability of any other person otherwise than in the normal course of its business; or

(iii)          Capital Commitment: authorize or accept any capital commitments outside the normal course of its business; or

(iv)          Merger: consolidate with or merge into any other body corporate, or merge any other body corporate into itself; or

(v)           Disposal of Assets or Revenues: dispose, transfer, grant or lease its assets or assets of its subsidiaries, except if such disposal, transfer, grant or lease is made in the ordinary course of business. The disposal, transfer, grant or lease of (a) patents, (b) trademarks, and (c) shares of subsidiaries of the Borrower, however, are not regarded as being in the ordinary course of business; or

(vi)          Major Acquisitions: purchase or undertake to purchase (either itself or through any of its subsidiaries) assets other than the planned Capex in kind and amounts as defined in the Business plan remitted to the Bank and as limited in clause 7.5 (b), which will result in a major change in the ability of the Borrower to fulfill its present and future obligations in relation to the Facilities, or a change of its business activities; or

(vii)         Reorganization: Enter into a de-merger or reorganization which will result in a major change in the ability of the Borrower to fulfill their present and future obligations in relation to the Facilities.

7.2.         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

(a)           the Borrower is a company duly organized and validly existing under the laws of its country of incorporation with full power and authority under such laws to own its properties and to conduct its business;

(b)           the making and performance of the Facilities have been duly authorized by all necessary corporate action of the Borrower and

(i)            do not contravene any provision of any applicable law or the Borrower’s articles of association, and

(ii)           will not result in a breach of or constitute a default under any contractual provisions, the breach of which would impair the Borrower’s ability to perform its obligations under this Agreement;

(c)           this Agreement is valid and legally enforceable in accordance with its terms against the Borrower in its country of incorporation;

(d)           there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its subsidiaries before any court, tribunal or governmental body, agency, authority or other instrumentality which might substantially adversely affect the financial condition of the Borrower and/or of any of its subsidiaries or their ability to perform their obligations hereunder;

7.3.         SPECIFIC UNDERTAKINGS

Schaublin agrees that until all of its and its subsidiaries’ liabilities under this Agreement have been discharged and no commitment is outstanding:

(a)           it will remit annual audited consolidated accounts of Schaublin and its subsidiaries, including a covenant compliance certificate pursuant to Clause 7.3.(c) hereafter, within 120 days after the end of each financial year;

(b)           it will remit annual audited accounts of Schaublin SA within 120 days after the end of each financial year;

(c)           it will remit annual audited accounts of Schaublin Holding SA within 120 days after the end of each financial year;

(d)           it will remit quarterly consolidated financial key figures of Schaublin and its subsidiaries, including a covenant compliance certificate pursuant to Clause 7.3.(c) hereafter, within 90 days after the end of each financial quarter. These consolidated financial key figures shall contain at least (1) revenues, (2) order backlog, (3) EBITDA, (4) total debt, and (5) all other relevant figures to calculate the Financial Covenants;

(e)           it will remit on a quarterly basis a covenant compliance certificate, as defined in Annex C, showing the detailed calculation of each Financial Covenant and signed by the Chief Financial Officer of Schaublin;

(f)            it will remit annual audited accounts of RBCF within 120 days after the end of each financial year. For the fiscal year 2003 the financial year of RBCF will end at December 31 and will be changed to March 31 in 2004;

(g)           it will remit annual consolidated budgets of Schaublin an its subsidiaries and a restated three-year business plan with key financial projections within 30 days after their completion, but no later than April 30 of each year;

(h)           it represents and warrants that it has no knowledge of any past, present or future fact related to the environment, health and safety, which could materially affect it and/or any of its subsidiaries in a negative way.

7.4.         FINANCIAL COVENANTS

The following Financial Covenants as well as the ratio used for the Margin calculation (ratio and amounts) to be calculated based on the consolidated accounts of Schaublin must be permanently satisfied by Schaublin and all of its subsidiaries on a consolidated basis. The calculation of the ratio shall as a rule be carried out by Schaublin quarterly for the past 12 months (rolling calculation period) and be remitted at the latest to the Bank 60 days after the end of the calculation period. The first calculation period shall be January 1 until 31, March 2003. However, the Bank shall be entitled to demand the financial data required to check on the compliance with the Covenants at any time. The Financial Covenants will be restated and amended in case of a change of Schaublin’s and/or any of its subsidiaries accounting principles/policies (especially in case of dissolution of hidden reserves, revaluation of assets, capital gains from disposal of assets, change in accounting method(s), change in depreciation and amortization policy, etc.):

(a)           Minimum Interest Coverage Ratio

Definition:

Interest Coverage Ratio: Consolidated EBITDA divided by consolidated Total Net Interest (as defined in Annex C).

Minimum ratio at any time: 7.50x

(b)           Minimum Net Worth

Definition:

Minimum Net Worth: Consolidated equity of Schaublin and its subsidiaries, including subordinated shareholder loans.

Minimum ratios:

Period:	Net Worth in CHF:

until March 31, 2004	CHF 14,000,000.00

Thereafter for all periods	CHF 15,000,000.00

Net Worth is being defined as the consolidated equity including subordinated loans as of the end of the measuring period, after giving effect to a possible repayment on the subordinated loans as set in Clause 8 on such date.

(c)           Maximum Debt Capacity Ratio

Definition:

Debt Capacity: Consolidated senior bank debt divided by consolidated trailing twelve-month EBITDA. Senior Bank Debt is being defined as the amount due to the Bank as of the end of the measuring period, after giving effect to the principal payment on such date.

Maximum ratios:

Period:	Debt Capacity Ratio:

until March 31, 2004	2.75	x

until March 31, 2005	2.25	x

until March 31, 2006	1.50	x

thereafter	1.25	x

(d)           Minimum Inventory Turnover Rate

Definition:

Inventory Turnover: Consolidated trailing twelve-month Cost of Goods Sold (COGS) divided by Inventory as stated at the end of the measuring period.

Minimum ratio at any time: 1.00x

(e)           Debt Restriction

No additional financial debt or similar obligations provided to the Borrower and/or its subsidiaries shall be allowed without prior written consent of the Bank, with the following exceptions:

(i)            revolving line of credit and letters of credit facilities of EUR 750,000.00 (Euros seven hundred fifty thousand and o/oo) in aggregate at the maximum for RBCF granted by a local bank.

(ii)           existing lease financing provided to the Borrower;

(iii)          existing subordinated debt provided by Schaublin Holding of CHF 1,375,000.00 (Swiss francs one million and three hundred seventy-five thousand and o/oo) to the Borrower;

(iv)          Subordinated debt in form of a shareholder loan by Schaublin Holding as defined in Clause 8.

(d)           Violation of financial covenants

A violation of any financial covenant described above may be cured by a capital contribution by the Borrower’s parent, i.e. such capital contribution shall effectively be treated as an increase to EBITDA for compliance measurement purposes.

7.5.         OTHER COVENANTS

(a)           Capital expenditures (“Capex”)

Capex are limited to the amounts projected in the business plan.

Projected Capex

Period (fiscal year)	Max. amounts in CHF

1.4.2003 to 31.3.2004	975,000.00
1.4.2004 to 31.3.2005	945,000.00
1.4.2005 to 31.3.2006	945,000.00
thereafter per fiscal year	950,000.00

(b)           Transaction with Shareholders / Related Parties

The Borrower undertakes for itself and its subsidiaries for the whole duration of these Facilities not to provide any credit or similar financial support to their shareholders or any related parties to them, as well as not to enter into any obligation or provide any financial or other support which is not in due course of business. All other transactions in normal course of business shall be done on an arm’s length basis, including transactions between the Borrower and its ultimate parent company in the USA and the latter affiliated companies.

(c)           Insurance Coverage and Environmental Risk

The Borrower confirms and undertakes for itself and its subsidiaries and for the whole duration of this Agreement to have adequate insurance coverage for their assets, losses due to interruption of business activities, responsibility claim of third parties as well as all other usual insurance coverage for such business activities.

The Borrower confirms and undertakes for itself and its subsidiaries and for the whole duration of this Agreement not to enter in business activities which could bear any material environmental risk.

8.     SHAREHOLDER LOAN

Schaublin Holding will provide the Borrower with a shareholder loan in the amount of CHF 150,000.00 (Swiss Francs one hundred fifty thousand and o/oo). This loan will be subordinated to the Bank’s Debt and will bear an interest rate of 3.00%. The subordinated loan(s) of total CHF 1,525,000.00 may be repaid to the extent that (i) the financial covenant levels set in this credit agreement under clause 7.4. are still met after such payment and (ii) all amortizations due under Facility A on or before such date as set in clause 4.3 shall have been made.

9.     EVENTS OF DEFAULT

9.1.         EVENTS

The occurrence of any of the following is an Event of Default:

(a)           Non-Payment: the Borrower, after a remedy period of seven (7) Business Days from the due date, shall fail to pay any amount of principal or interest, or any other amount due hereunder, when same becomes due and payable under this Agreement; or

(b)           Breach of Obligations: the Borrower and/or any one of its subsidiaries and/or any third party mentioned in this Agreement fails to perform or to observe any of the material terms and conditions and/or material undertakings contained in this Agreement and (if capable of remedy) such failure is not remedied within twenty (20) days of its occurrence; or

(c)           Misrepresentation: any representation or warranty made by the Borrower or any third party under or in connection with this Agreement shall turn out to have been incorrect or misleading in any substantial material respect; or

(d)           Cross-Default: the Borrower or any of its subsidiaries

(i)            after giving effect to any applicable grace period, shall fail to pay for borrowed money other than money referred to under this Agreement, or any interest or premium thereon, when due (whether at scheduled maturity or by prepayment, acceleration, demand or otherwise) or any other default under any agreement or instrument relating to any such indebtedness, or any other event shall occur, if the effect of such default or event is to accelerate, or to permit the acceleration of the maturity of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid to the stated maturity thereof, except for the case that the aggregate amount of such default or event shall not exceed CHF 250,000.00 per event and CHF 500,000.00 per annum; or

(ii)           (a) becomes bound to repay prematurely any other loan or obligation by reason of a default by the Borrower or (as the case may be) any one of its subsidiaries which is followed by an appropriate demand of such repayment except where the Borrower or (as the case may be) any one of its subsidiaries are taking action in good faith to dispute the validity of the obligation to repay such other loan or obligation prematurely, except for the case that the aggregate amount of such default or event shall not exceed CHF 250,000.00 per event and CHF 500,000.00 per annum; or (b) fail to make any payment of principal, premium or interest in respect of such other loan or obligation, or any payment under a guarantee in respect of any loan or other obligation, on the due date for such repayment or within any grace period specified in the agreement or other instrument constituting such other loan, obligation or guarantee as aforesaid, except for the case that the aggregate amount of such default or event shall not exceed CHF 250,000.00 per event and CHF 500,000.00 per annum.

(e)           Winding-up or Dissolution: any order is made by any competent court or other authority or resolution passed by the Borrower for the dissolution or winding-up of the Borrower or any order is made by any competent court or other authority for the dissolution or winding-up of any of its subsidiaries or for the appointment of a liquidator, receiver or trustee of the Borrower or (as the case may be) any of its subsidiaries or of the whole or any part of the undertaking or assets of the Borrower or (as the case may be) any of its subsidiaries which would be material in the context of this Agreement or the Borrower or (as the case may be) any of its subsidiaries apply for «Sursis Concordataire» (within the meaning ascribed to that expression by the laws of Switzerland) or an equivalent legal institution in case of any subsidiary; or

(f)            Insolvency: the Borrower or (as the case may be) any of its subsidiaries stop or threaten or declare their intention to cease payments or are unable to, or admit to creditors generally its inability to pay its debts as they fall due, or is finally adjudicated or found bankrupt or insolvent, or makes any conveyance or assignment for the benefit of or enter into any composition or other arrangement with its creditors generally; or

(g)           Change of Control: any change of control in Schaublin

For the present purposes «Change of Control» shall mean:

That Schaublin is not anymore controlled 100% directly or indirectly by Roller Bearing Company of America, Inc. and RBCF is not anymore controlled 100% directly or indirectly by Schaublin; or

(h)           Security Enforceable: any present or future security on, over or with respect to the assets of the Borrower and/or any one of its subsidiaries become enforceable or any beneficiary of encumbrances takes possession or a receiver is appointed of the whole or any material part of the undertaking, property and assets of the Borrower and/or any one of its subsidiaries or a distress or execution is levied or enforced upon or sued for all or any material part of the assets of the Borrower and/or any one of its subsidiaries; or

(i)            General Material Adverse Change: a change in the business, operations, sales, costs, assets or liabilities of the Borrower and/or any of its subsidiaries which individually or in the aggregate, have materially affected or are likely in the future to materially affect the financial condition, net worth and profitability of the Borrower; or

(j)            Unlawfulness, Invalidity: it is or becomes unlawful for the Borrower to perform promptly any of its obligations under this Agreement or for the Bank to exercise any of its rights under this Agreement, or if this Agreement for any other reason becomes invalid or unenforceable or ceases to be in full force and effect, or if the Borrower does or causes or permit to be done anything which evidences an intention to contest or repudiate this Agreement wholly or in part; or

(k)           Compliance with Laws: the Borrower and/or any one of its subsidiaries ceases or will cease to comply with any law, regulation or requirement applicable to it in the carrying out of their business if such failure to comply would materially impair its ability to perform their obligations under this Agreement.

9.2.         CONSEQUENCES

If an Event of Default occurs, the Bank may, upon notice in writing to the Borrower immediately terminate the commitment and declare all Advances and all other Bank debts hereunder to be forthwith due and payable, whereupon the unpaid principal amount of such Advances together with accrued interest to the date of declaration and all other amounts due hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

10.  SET-OFF

10.1.       SET-OFF

The Bank may at any time take all or any of the following steps:

(a)           open a new account in the name of the Borrower (defined as Schaublin, as applicable) and debit that account, or debit an existing account of the Borrower with any amount due to the Bank by the respective Borrower;

(b)           combine or consolidate, regardless of currency, all or any of the accounts with the Bank in the name of the respective Borrower or to which the respective Borrower is beneficially entitled at any of the Bank’s branches in any country or territory; and

(c)           (after taking into account any combination or consolidation of accounts), set off any amount standing to the credit of any such account by applying any such credit balance in or towards payment of any amount due to the Bank.

10.2.       CURRENCY CONVERSION

The Bank may at any time use any of the Borrower’s credit balances with the Bank to purchase at the Bank’s applicable spot rate of exchange any other currency or currencies which the Bank considers necessary to reduce or discharge any amount due to the Bank, and may apply that currency or those currencies in or towards payment of those amounts.

11.  INDEMNITIES

11.1.       GENERAL INDEMNITY

The Borrower will indemnify the Bank against all losses (including but not limited to losses from liquidating or re-employing deposits from third parties which were acquired to effect or maintain the Facilities or any part of them) and expenses which the Bank may incur (after taking into account any payments to the Bank of interest at a default rate) as a result of the occurrence of:

(a)           an Event of Default; and/or

(b)           the failure of the Borrower to pay any amount due under this Agreement on the due date; and/or

(c)           any Advance being repaid or prepaid for any reason otherwise than on the last day of its term; and/or

(d)           any Advance not being borrowed for any reason (excluding default by the Bank) after a notice requesting that Advance has been sent to the Bank by the Borrower.

11.2.       CURRENCY INDEMNITY

If any payment in connection with this Agreement is made or recovered in a currency other than that in which it is required to be paid then, if the payment to the Bank (when converted at the Bank’s rate of exchange on the date of payment or, in the case of a liquidation of a company of Schaublin and/or one of its subsidiaries, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount remaining unpaid under this Agreement, the Borrower will indemnify the Bank against the amount of such shortfall.

12.  FEES AND EXPENSES

12.1.       STRUCTURING FEE

Schaublin will pay to the Bank a structuring fee of CHF 50,000.00, payable within 30 days as from the signing of this Agreement.

12.2.       EXPENSES

All out-of-pocket expenses, costs, charges, tax and expenses, including legal fees, incurred by the Bank in connection with the negotiation, preparation and completion of this Agreement shall be borne by the Bank. Out-of-pocket expenses, including legal fees, incurred in connection with any change, reorganization, amendment of this Agreement after the signing date shall be borne by the Borrower.

12.3.       VALUE ADDED TAX

All amounts stated in this agreement to be payable by the Borrower are exclusive of value added tax or any similar tax property chargeable in respect of services under this Agreement, and the Borrower will pay all tax of this nature together with the amounts on which such tax shall be levied.

13.  ASSIGNMENT, TRANSFER AND LENDING OFFICES

13.1.       NO ASSIGNMENT BY THE BORROWER

The Borrower may not assign or transfer any of its rights or obligations under this Agreement, except with the prior written approval of the Bank.

13.2.       ASSIGNMENT AND TRANSFER BY THE BANK

The Bank shall be entitled to transfer or assign the whole or any part of its rights and obligations under the Facility to an affiliated, controlled or related company or other entity and provided that such assignment will not in any way be prejudicial to the Borrower from a tax perspective, subject to prior notification of the Borrower. In particular, the Bank shall not be entitled to transfer or assign the whole or any part of its rights and/or obligations under this Agreement if the consequence was that all or any of the Facilities would be deemed to be a bond for Swiss tax purposes. Any other transfer/assignment may be effected with the prior written approval of the Borrower only, which approval shall not be unduly withheld. For the transfer and/or the assignment of the Bank’s rights and/or obligations and to prepare such a transfer and/or assignment of the Bank’s rights and/or obligations the Borrower releases the Bank from the obligation to observe banking secrecy.

14.  NOTIFICATION

14.1.       BY THE BANK

All notification by the Bank to the Borrower as well as all correspondence in connection with these Facilities shall be delivered either in person, sent by mail or telefax and shall be deemed to have been duly given if addressed to:

Schaublin SA

c/o Roller Bearing Company of America, Inc.

60 Round Hill Road

Fairfield, CT 06430

USA

Attention: Michael S. Gostomski

Telephone: 001 (203) 255-1511

Telefax: 001 (203) 256-0775

With a copy to:

Schaublin SA

Attention: Jean-Paul Tardif, Operations Director

Rue de la Blancherie 9

2800 Delémont

14.2.       BY THE BORROWER

All notification by the Borrower to the Bank as well as all correspondence in connection with these Facilities shall be delivered either in person, sent by mail or telefax and shall be deemed to have been duly given if addressed to:

CREDIT SUISSE

Attention: C. Saucy

P.O. Box 237

2800 Delémont

Telephone: ++41 (0)32 421 95 23

Telefax: ++41 (0)32 421 95 88

14.3.       OBJECTIONS

Any objection by the Borrower relating to the execution or non-execution of any order of any kind as well as any objection to any statement of account or any other communication must be made within seven Business Days upon receipt of the respective communication; otherwise the execution or non-execution of the order as well as the pertinent statements and communications are deemed to have been approved.

15.  GOVERNING LAW AND JURISDICTION

This Agreement will be governed by and construed in accordance with Swiss law, which shall also govern any decision as to the validity of this choice of law clause.

Any dispute arising out of or in connection with this Agreement shall be settled by the competent courts of the canton of Jura and the Swiss Confederation, venue being Delémont, provided always that the Bank shall be entitled to institute proceedings against the Borrower before any competent court, including, but not limited to the courts competent at the places or registered offices of the Borrower or any of its subsidiaries.

16.  MISCELLANEOUS

16.1.       CONFIDENTIALITY

The parties hereto will keep the information contained in this Agreement confidential subject to agreed exceptions, such as disclosure required by law, disclosure of information already in the public domain without default by any of the parties hereto and disclosure to professional advisors on a need to know basis.

16.2.       NO WAIVER

The Bank shall not be considered having waived any of its rights under this Agreement if it has not exercised such right in a given case or has exercised such rights only partially.

16.3.      SEVERABILITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby and the Borrower and the Lender agree that any void provision shall be replaced by a new provision being as close as possible to the void one.

16.4.       INTERPRETATION

Words importing the plural shall include the singular and vice versa. CHF shall mean Swiss Francs and vice versa. EUR shall mean Euros and vice versa.

16.5.       ORIGINALS

The parties hereto have executed this Agreement - constituting the legally binding Agreement - in three originals (two for the Borrower and one for the Bank).

The enclosed General Conditions are integral part except as stated otherwise within this Agreement. In case of a contradiction between this Agreement and the General Conditions, this Agreement shall prevail.

SIGNED on behalf of each of the parties:

Delémont, December 8, 2003

The Borrower:

Schaublin SA	/s/ Michael S. Gostomski

Third Party:

Schaublin Holding SA	/s/ Michael S. Gostomski

The Bank:

CREDIT SUISSE	/s/ Th. Lovis	/s/ C. Saucy

	Th. Lovis	C. Saucy
	Director	Assistant Vice President

ANNEX A

CONDITIONS PRECEDENT-
ITEMS REQUIRED BEFORE AN ADVANCE OR OTHER FUNDS MAY BE BORROWED

The Bank shall not be obliged to permit any drawdown by the Borrower, and the Borrower shall not give any notice of drawing, unless and until the Bank has received the following documents and evidence and has found them to be satisfactory in form and substance:

(a)           any obligation of the Bank to permit the initial drawdown shall be subject to the following conditions precedent:

(i)            formation and existence of Schaublin SA and all its subsidiaries;

(ii)           certified copies of the constitutional documents for each company entering into financing documentation;

(iii)          Board resolutions confirming the approval for entering into financing documentation for each company entering into financing documentation;

(iv)          completion and execution of all loan documentation relating to the Facilities, including execution of all required guarantee and security documentation;

(v)           transfer of all the pledged shares requested in this Agreement into safe custody accounts with the Bank;

(vi)          all necessary corporate authorizations for the entry into the transaction documents;

(vii)         receipt of financial information in form and substance satisfactory to the Bank;

(viii)        no Material Adverse Change in operations, business, properties, conditions (financial or otherwise) or prospects of the Borrower and all of their subsidiaries since March 31, 2003 (audited numbers) and September 30, 2003.

(ix)           absence of any material pending or threatened litigation or other proceedings;

(x)            compliance with and maintenance of all applicable laws and regulations, including all required regulatory consents and approvals (unless failure to comply which does not materially impair the Borrower’s ability to perform their obligations under this Agreement).

(b)           any obligation of the Bank to permit any drawdown under this Agreement shall be subject to the following conditions precedent:

(i)            all Representations and Warranties made by the Borrower in this Agreement or in the security documents are true and correct;

(ii)           no Event of Default has occurred and is continuing or will occur as a result of drawdown;

(iii)          no breach of any provisions under this Agreement or the security documents;

(iv)          receipt of duly completed and signed Fixed Term Advance Request by the Bank, unless the Bank accepts a simplified drawdown procedure for Advances under Facility B;

(v)           such other documents relating to any of the matters contemplated herein as the Bank may reasonably request.

ANNEX B

FIXED TERM ADVANCE REQUEST

From:                                                                  [Name of company, address] («Borrower»)

To:                                                                              Credit Suisse, Delémont («Lender»)

Date

Dear Sirs,

We refer to the Agreement (as from time to time amended, varied, novated or supplemented, the «Facilities») dated December 8, 2003, and made between Schaublin and Credit Suisse.

We hereby give you notice that we wish to make a fixed term Advance under these Facilities as follows:

Facility (A, B):

Currency:

Amount:

First value date:

Duration:

To be transferred to account:	No:

Beneficiary:

Bank:

We confirm that at the date thereof, the Representations and Undertakings set out in the Agreement are true and no event which is or may become (with the passage of time, the giving notice, the making of any determination under the Agreement or any combination thereof) an Event of Default has occurred.

Yours Sincerely,

For and on behalf of [Name of company]

ANNEX C

COMPLIANCE CERTIFICATE

The undersigned officer of Schaublin hereby certifies that he is the Chief Financial Officer of Schaublin, and that as such he is authorized to execute this compliance certificate required to be furnished pursuant to the Credit Agreement, dated December 8, 2003, and further certifies that:

1)              Attached hereto is a copy of the Borrower’s quarterly statements for the period ending [                  ], which contains the consolidated balance sheet and the related consolidated statements of income and cash flows of Schaublin and all its subsidiaries, setting forth in each case in comparable form the figures for the previous year (collectively the “Financial Statements”).

2)              The Financial Statements are complete and correct in all material respects and were prepared in reasonable detail and in accordance with the Swiss Generally Accepted Accounting Principles (FER or IAS applied consistently throughout the periods reflected therein.

3)              The undersigned has no knowledge of any Default or Event of Default.

4)              The following calculations as of [                    ] support the statement made in paragraph 3 above with respect to the Credit Agreement.

i)                 Minimum Interest Coverage Ratio

Total Interest Expenses
- Total Interest Income
Total Net Interest Expenses “B”

Consolidated Net Income
+ Taxes
+ Total Net Interest Expenses “B”
EBIT
+ Amortization of Goodwill
+ Depreciation
EBITDA “A”

Minimum Interest Coverage Ratio (“A” divided by “B”)

Covenant Minimum	7.50x

ii)              Minimum Net Worth

Consolidated Share Capital
+ Consolidated Reserves
+ Consolidated Retained Earnings
+ Subordinated shareholder loans
Net Worth

Covenant Minimum

iii)           Maximum Debt Capacity Ratio

Consolidated Senior Bank Debt “A”
Consolidated EBITDA (as determined in i) above) “B”

Maximum Debt Capacity Ratio (“A” divided by “B”)

Covenant Maximum

iv)          Minimum Inventory Turnover Rate

Cost of Goods sold “A”
Inventory “B”

Minimum Inventory Trunover Rate (“A” divided by “B”)

Covenant Minimum	1.00x

Schaublin SA

(Name, Title)

(Date)

ANNEX D

GENERAL CONDITIONS

See separate Document

ANNEX E

Special Deed of Pledge

1.              The undersigned

Schaublin Holding SA

Rue de la Blancherie 9

2800 Delémont

(hereinafter referred to as pledgor)

herewith pledges in favour of Credit Suisse (hereinafter referred to as Bank) the securities, savings and investment books of any kind (hereinafter referred to as books), loan stock rights not evidenced by certificates (especially securities for which the issue of certificates is deferred), metal deposits and other valuables listed hereafter and held by the Bank or held under their name but for the pledgor’s account by any agent or representative of the Bank, as well as any rights to recovery of possession of such assets. Securities which are not in bearer form are pledged to the Bank in accordance with Article 901, Section 2 of the Swiss Civil Code (hereinafter referred to as the SCC).

The pledge also includes all forfeited, current and future associated rights such as interest and dividend payments and subscription rights.

2.              The purpose of this pledge is to cover any and all claims of the Bank against

Schaublin SA

Blancherie 9

2800 Delémont

(hereinafter referred to as debtor)

as a result of any contract or agreement entered into or to be entered into in the future within the framework of business relationships. This applies to both the principal and the accrued and maturing interest, commissions and fees. Collateral deposited with one of the Bank’s offices is also liable for claims of other offices of the Bank. In the case of several claims, the Bank shall determine for which claim the collateral or liquidation proceeds are liable.

3.              The pledgor hereby assigns to the Bank all insurance and other private or public law claims (including expropriation claims) accruing to him with respect to the aforementioned securities and property, and the Bank are entitled to effect the necessary communications and to collect such proceeds or indemnification and to give receipt on his behalf .

4.              The present pledge shall be in addition to and independent of any existing or future guarantees and shall remain in force until such time as the obligations to the Bank shall have been fulfilled in their entirety. The release of individual pledged items from the pledge does not affect the Bank’s lien on the other pledged items. In the event that collateral is exchanged, the new items shall be subject to this pledge without further formalities. This applies in particular to repayments of titles, whereby the corresponding proceeds replace the title and become subject to the pledge. The whole item is subject to this pledge, even if its value is increased by reason of additional payments or for any other reason.

5.              Should the bank refrain from exercising its right of pledged property, or delay in doing so, this neither constitutes a waiver of the Bank’s right nor does it entail any responsability for the Bank. Upon their claims becoming due, the Bank shall also be entitled to dispose of the pledged collateral at its discretion, provided, however, previous notice has been given to the debtor. The obligation to give notice shall be waived in the event of impending danger (marked fluctuations in market prices, etc.). The Bank is entitled to institute ordinary execution for payment of a debt against the debtor without having first to realise the collateral by forced execution or by free sale. In doing so, the Bank does not, however, waive its rights under the lien or pledge.

6.              If the deed of pledge is issued on behalf of third parties, all notices shall be deemed to be valid if they have been sent to the debtor. In the case of pledged books, the Bank is entitled to notify the issuer that a book has been pledged. The pledger undertakes to cooperate with the Bank to transfer the collateral to a new buyer. Pledged securities which are not in bearer form are hereby assigned blank to the Bank in the event that it should become necessary to dispose of them.

7.              The Bank’s form of Safe Custody Regulations and General Conditions, receipt of which is hereby confirmed, supplement the terms of this contract.

8.              For the fulfilment of all commitments arising from the establishment of this pledge, the pledgor elects special domicile at CREDIT SUISSE in Delémont.

Swiss law shall be applicable in the interpretation of this pledge. Any dispute arising out of or in connection with this document shall be submitted for judgement to the ordinary Courts of the Canton of Jura subject to appeal to the Swiss Federal Court at Lausanne. The Bank has, however, the right to take legal action before the court at the undersigned’s domicile or before any other competent court.

List of pledged assets, rights and claims

Number of shares

-1366-	Pledge of 99.4% of the shares of Schaublin SA, Delémont, with a nominal value of CHF 100’000.–

Place, date	Signature

Delémont, December 8, 2003	/s/ Michael S. Gostomski

Board of Directors of Schaublin Holding SA

The board of directors of Schaublin SA, Delémont, hereby agrees to the pledge by Schaublin Holding SA of 1366 shares of Schaublin SA in favour of CREDIT SUISSE. The board understands that the pledge is made in order to support its indebtedness towards CREDIT SUISSE. This deed of pledge is hereby ratified by the board of Schaublin SA. If the collateral is realised by forced execution or by free sale, the board of Schaublin SA herewith already agrees to register any new acqueror of the shares in the shareholders’ registry.

Delémont, December 8, 2003	/s/ Michael S. Gostomski

Board of Directors of Schaublin SA

General Conditions

These General Conditions govern the relationship between CREDIT SUISSE (hereinafter referred to as Bank) and its clients subject to any special agreement and the established rules of banking practice.

For the sake of clarity, the Bank uses only masculine pronouns in its forms. These are to be understood as including both sexes.

Art. 1   identity check

The Bank undertakes to check carefully the identity of its clients and their authorised agents. The client is liable for any damage resulting from failure to recognise falsifications or incorrect identification provided that the Bank has exercised the degree of due care usual in banking transactions.

Art. 2 Legal Incapacity

The client is liable for any damage resulting from his incapacity to act provided that such incapacity to act was not apparent to the Bank on exercising the degree of due care usual in banking transactions. The client is liable in all cases for any damage or loss resulting from incapacity on the part of his authorised agent or other third party.

Art. 3 Communications from the Bank

Communications from the Bank are deemed to have been duly transmitted if sent to the last address supplied to the Bank by the client.

Art. 4 Errors in transmission

Damage resulting from the use of postal services, fax, telephone, telex, e-mail and other means of communication or transport, such as from loss, delay, misunderstandings, mutilation or duplicate dispatch is to be borne by the client provided that the Bank has exercised the degree of due care usual in banking transactions.

Art. 5 Defective execution of instructions

In the event of damage resulting from the defective execution, late execution or non-execution of instructions (with the exception of instructions relating to stock exchange transactions), the Bank’s liability is limited to an amount equal to the loss of interest, unless its attention has been expressly directed to the risk of more extensive damage at the time of and in respect of such instructions.

Art. 6 Saturday an official holiday

In business transactions with the Bank, Saturday shall be treated as an official Bank holiday.

Art. 7 Complaints

Complaints by a client relating to the execution of instructions as well as to other communications must be lodged immediately upon receipt of the communication concerned and at the latest within the particular period specified by the Bank. If the Bank fails to send a communication which the client expects, the client must nevertheless lodge his complaint as if he had received the communication by ordinary mail. Any damage arising from delay in making a complaint is to be borne by the client.

Objections concerning account or safekeeping account statements must be submitted within one month of receipt. Upon expiry of this period the statement is deemed to have been approved.

Art. 8 Right of lien and set-off

The Bank has a right of lien on all assets it holds for the account of a client whether in its own custody or placed elsewhere and a right of set-off as regards all funds credited to a client’s account in respect of all claims which the Bank may have against the client, irrespective of the due dates of such claims or currencies in which they are expressed. Immediately upon default by the client the Bank shall be entitled to dispose, either by forced sale or in the open market, of any assets over which it has a right of lien.

Art. 9 Accounts

The Bank reserves the right to alter its interest and commission rates at any time, e.g. in the event of changes in market conditions and to advise the client of such change in writing or by other suitable means. No deductions are allowed from interest and commissions due to the Bank. Any expenses, taxes or other charges are to be borne by the client. If the client gives several instructions, the total amount of which exceeds his available balance, the Bank will decide at its discretion which of the instructions to carry out, in whole or in part, irrespective of the date they bear or the date of their receipt by the Bank.

Art. 10 Accounts in foreign currencies

The Bank’s assets corresponding to the client’s credit balances in foreign currency are held in the same currency

1

in or outside of the country whose currency is involved. The client bears proportionately to his share all the economic and legal consequences which, as a result of measures taken by the country in question, affect all the Bank’s assets in the country of the currency or in the country where the funds are invested.

The obligations of the Bank arising from accounts in foreign currencies will be discharged exclusively at the place of business of the branches or offices at which the accounts in question are held solely through the establishment of a credit entry at a Bank branch, a correspondent bank or a bank nominated by the client in the country of the currency.

Art. 11 Drafts, cheques and other instruments

The Bank reserves the right to debit the client’s account with unpaid drafts, cheques or other instruments, previously credited or discounted. Pending the settlement of any outstanding debit balance, the Bank retains a claim to payment of the total amount of the draft, cheque or similar instrument, plus related claims against any party liable under the instrument, whether such claims emanate from the instrument or exist for any other legal reason.

Art. 12 Termination of business relationship

The Bank or the client may terminate the business relationship at any time and at either’s own discretion.

The Bank may in particular cancel credit facilities at any time and demand repayment of debts without notice.

Art. 13 Outsourcing of operations

The Bank reserves the right to outsource, in whole or in part, certain areas of business (e.g. funds transfer and securities operations).

Art. 14 Applicable law and venue for legal proceedings

All legal relations between the client and the Bank are governed by Swiss law. The exclusive venue for any kind of legal proceedings is Zurich or the place of business of the Swiss branch of the Bank with which the contractual relationship exists. The Bank also reserves the right to take legal action against the client before any other competent court.

Art. 15 Bank customer secrecy

All agents, employees and representatives of the Bank are obliged by law to treat the business transactions of the client with confidentiality. The client releases the Bank from its obligation to secrecy in so far as this is necessary to safe-guard the legitimate interests of the Bank:

•                  in the case of legal proceedings against the Bank initiated by the client

•                  to secure claims of the Bank and enable it to make use of securities of the client or third parties

•                  to collect claims by the Bank against the client

•                  in the case of client accusations against the Bank in public or to the authorities in Switzerland or abroad

•                  to the extent the terms applying to transactions in foreign securities or rights demand disclosure.

All legal obligations imposed upon the Bank to disclose information are expressly reserved.

Art. 16 Amendments to the General Conditions

The Bank reserves the right to amend the General Conditions at any time. The client will be notified in writing or by other suitable means.

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Safe Custody Regulations

General Provisions

Art. 1  Validity

These Safe Custody Regulations shall apply, in addition to the General Conditions of the Bank, to all assets and other objects of value (hereinafter called “Safe Custody Assets”) accepted by the Bank for safe custody.

These Regulations shall be supplementary to any special contractual agreements or special regulations for special safe custody accounts.

Art. 2 Acceptance of Safe Custody Assets

The Bank will accept

a)              securities for safe custody and administration, as a rule in open safekeeping accounts

b)             precious metals for safe custody, as a rule in open safekeeping accounts

c)              money market and capital market investments not issued in the form of securities for entry and administration in open safekeeping accounts

d)             documents of title or documents evidencing entitlements for safe custody, as a rule in open safekeeping accounts

e)              valuables and other appropriate objects for safe custody, as a rule in sealed safe deposit arrangements.

Separate regulations shall apply to sealed safe deposit arrangements.

The Bank may refuse to accept Safe Custody Assets without stating any reasons.

Art. 3 Verification of Safe Custody Assets

The Bank may verify Safe Custody Assets delivered to the Bank by the depositor or by third parties for the account of the depositor for authenticity and blocking or freezing notifications, without thereby assuming any liability for such verification. In particular, the Bank shall be obliged to undertake administrative acts only after such verification is completed. Accordingly, the Bank shall not be obliged during the verification period to execute any sales orders or other transactions in which the assets must be released to a third party against payment.

The Bank shall undertake the verification of the Safe Custody Assets in accordance with the resources and documents at its disposal. Foreign Safe Custody Assets may be given to the depository or another suitable agent in the relevant country for verification.

Art. 4 Book-entry securities with a similar function as securities

Certificated Securities and book-entry securities with a similar function for which no physical certificates are issued shall be treated the same. The rules on commission (art. 425 et seq. Swiss Code of Obligations) shall apply to the relationship between the depositor and the Bank.

Art. 5 Duty of due Care of the Bank

The Bank shall exercise the same degree of due care in safeguarding the Safe Custody Assets as if such assets were the property of the Bank.

Art. 6 Delivery and disposal of the Safe Custody Assets

The depositor may at any time, subject to notice periods and provisions of the law as well as pledges, charges, liens, rights of retention or set-off and other similar entitlements of the Bank, demand that the Safe Custody Assets be delivered to him or put at his disposal. The usual time to effect delivery in the market concerned must be observed.

The Safe Custody Assets shall be transported or dispatched for the account and at the risk of the depositor. If no instructions are received from the depositor, the Bank may insure and declare the value of the Safe Custody Assets at its own discretion.

Art. 7 Remuneration of the Bank

The remuneration of the Bank shall be calculated according to the fee tariff in force at the time. The Bank reserves the right to change the fee tariff at any time. Changes shall be notified to the depositor in an appropriate manner.

Art. 8 Duration of the Agreement

The Agreement shall generally be for an indefinite period. The legal relationships established by these Regulations shall not lapse upon the death, incapacity or bankruptcy of the depositor.

Art. 9 Amendments to the Safe Custody Regulations

The Bank may amend the Safe Custody Regulations at any time. Amendments shall be notified to the depositor in writing or another appropriate manner.

Special Provisions for Open Safekeeping Accounts

Art. 10 Form of safekeeping

The Bank is explicitly authorised to deposit Safe Custody Assets with third parties in its own name but for the account and at the risk of the depositor. Unless instructed to the contrary, the Bank is also authorised to hold the Safe Custody Assets in collective deposit according to their type or to deposit them with a central collective depository. Depositors

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shall have a right of co-ownership based on the ratio of Safe Custody Assets deposited by them to all Safe Custody Assets in the collective depository, provided that the collective depository is in Switzerland. This does not include Safe Custody Assets which, because of their form or for other reasons, have to be kept separately in safe custody.

Safe Custody Assets held abroad shall be subject to the laws and customs of the place of deposit. If the applicable law of the foreign country renders it difficult or impossible for the Bank to return assets deposited abroad or to transfer the proceeds from the sale of such assets, then the Bank shall only be obliged to procure for the depositor a claim for the return of property or payment of the sums involved, provided that such a claim exists and is assignable.

Safe Custody Assets in registered form may be registered in the name of the depositor. The depositor hereby accepts the disclosure of its name to the third party depository. Alternatively the Bank may register the assets in its own name or in the name of a third party, in either case for the account and at the risk of the depositor, especially if it is not customary or possible to register the assets in the name of the depositor.

Safe Custody Assets redeemable by drawings may also be held according to their type in collective safe custody; drawn lots shall be allocated amongst the depositors by the Bank, using a method which guarantees all depositors the same chance of inclusion in the sub-drawing as under the main drawing.

Art. 11 Administration

The Bank shall, without specific instructions from the depositor, attend to the usual administrative matters such as the collection of dividends and interest, repayments of principal, monitoring of drawings, redemptions and maturities, conversions and subscription rights, etc. and shall also normally require depositors to take the measures incumbent on them pursuant to par. 2 of this article. In this regard the Bank shall rely on the customary information media available to it but does not assume any responsibility therefore. The Bank shall notify the depositor on the deposit statement or by other means if it is unable to administer individual assets in the usual manner. The administrative actions in respect of registered shares without coupons shall be carried out only if the address for delivery of dividends and subscription rights is that of the Bank.

Unless otherwise agreed, it shall be the responsibility of the depositor to take all other measures to obtain and preserve the rights accruing on the Safe Custody Assets, in particular to issue instructions for the handling of conversions, the exercise, purchase or sale of subscription rights and the exercise of conversion rights. If instructions from the depositor are not received in time, the Bank shall be authorised, but not obliged, to act at its discretion (including to debit the customer’s account, for example when exercising subscription rights).

Art. 12 Postponed printing of certificates

If it is intended to postpone the issuance of certificates for the duration of the deposit for safe custody with the Bank, the Bank shall be explicitly authorised to

a)              cause the respective certificates to be cancelled upon their delivery into the safekeeping account

b)             carry out the usual administrative actions for the account of the depositor during the safe custody and give the issuer the necessary instructions and obtain the necessary information, and

c)              demand the physical issuance of the certificates on behalf of the depositor upon their delivery out of the safekeeping account.

Art. 13 Fiduciary Acceptance of Safe Custody Assets

If it is not customary or possible for title to the Safe Custody Assets to be vested in the depositor, the Bank may purchase the Safe Custody Assets or cause them to be purchased in its own name or in the name of a third party and to exercise the rights arising thereunder or cause them to be exercised, at all times for the account and at the risk of the depositor.

Art. 14 Credits and debits

Amounts (principal, income, fees, expenses, etc.) shall be credited or debited to the account pursuant to the booking instructions as agreed, unless instructed otherwise by the depositor. Such amounts shall be converted into the currency of the relevant account if necessary.

Changes to the account instructions must be received by the Bank at least 5 bank business days before the transaction falls due.

Art. 15 Statements

The Bank shall provide the depositor with a statement of the Safe Custody Assets in the safekeeping account, as a rule at the end of the year. The statement may also include other assets which are not subject to the Safe Custody Regulations. Safekeeping account valuations shall be based on non-binding prices and market values taken from the usual bank sources of information. The Bank shall not assume any liability for the accuracy of these valuations or for further information relating to the posted assets.

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SCHAUBLIN SA

MINUTES OF THE BOARD OF DIRECTORS’ MEETING OF

DECEMBER 8, 2003

A meeting of the members of the Board of Directors of Schaublin SA, a Swiss corporation (the “Company”), was held on December 8, 2003, at the office of Raaflaub Attorneys-at-Law, located at Stadelhoferstrasse 42, CH-8001 Zurich.

The meeting was called by Michael Gostomski for the purpose of obtaining credit facilities with Credit Suisse. The notice was duly given to the entire board, consisting of:

Michael Gostomski

Carl-Ludwig Raaflaub

Ulrich Spiess

Michael J. Hartnett

Silvia Yurekli-Zbomik

The following directors were present, comprising a quorum of the board:

Michael Gostomski

Carl-Ludwig Raaflaub

Silvia Yurekli-Zbomik

The President of the Board, Michael Gostomski, appointed Silvia Yurekli-Zbomik to act as secretary.

The following resolution was adopted by an unanimous vote of the present directors:

WHEREAS, the Board of Directors has previously determined that it will be in the best interest of the Company to enter into a Credit Agreement with Credit Suisse; and

WHEREAS, pursuant to the Credit Agreement 99.4% (1366) shares of the present and future share capital of the Company must be pledged by Schaublin Holding to Credit Suisse.

NOW, THEREFORE, it is:                                                                                                                      .

RESOLVED, that the Company shall acknowledge that 1366 shares of the Company (the “Pledged Shares”) have been pledged to Credit Suisse and that such Pledged Shares have been endorsed in favor of the bearer and deposited with Credit Suisse; and

RESOLVED, that the Company shall accept without any restriction any inscription of a shareholder on the Pledged Shares as designated by Credit Suisse, and shall register such shareholders as the record owner of the Pledged Shares in the share register of the Company.

There being no further business to transact, the meeting was adjourned.

/s/ Michael Gostomski
December 8, 2003	Michael Gostomski
President

December 8, 2003	/s/ Silvia Yurekli-Zbomik
Silvia Yurekli-Zbomik
Secretary

CREDIT SUISSE

	Bleicherweg 72	Direct Line	01 - 333 52 30
	P.O. Box 100	Telefax	01 - 333 67 76
	8070 Zurich	Email	daniel.gutmann@credit-suisse.com

Daniel Gutmann	Roller Bearing Company of America, Inc.
Structured Finance	60 Roundhill Road
BAFR	Fairfield, CT 06824
USA

Attn: Michael S. Gostomski

KOPIE

December 3, 2003

Credit Agreement - Clarification

Gentlemen

You have asked for a clarification of the intent of Section 7.5 (b) of the proposed Credit Agreement between Schaublin SA and Credit Suisse. Section 7.5 (b) reads, in its entirety, as follows:

The Borrower undertakes for itself and its subsidiaries for the whole duration of these Facilities not to provide any credit or similar financial support to their shareholders or any related parties to them, as well as not to enter into any obligation or provide any financial or other support which is not in due course of business. All other transactions in normal course of business shall be done on an arm’s length basis, including transactions between the Borrower and its ultimate parent company in the USA and the latter affiliated companies.

The question has arisen as to whether it is the intent of this provision to prohibit Schaublin SA and its subsidiaries from making advances or loans to their parent corporations or related entities. This letter will confirm our statement to you that Schaublin SA and its subsidiaries have the ability to make such loans and advances, to make intercompany transfers, sales, etc. without restriction so long as such transactions occur in the due course of business of Schaublin SA or such subsidiaries.

Sincerely,

CREDIT SUISSE

/s/Daniel Gutmann	/s/ Ralf Hippenmeyer
Daniel Gutmann	Ralf Hippenmeyer
Director	Vice-President